Exhibit 99.3

Royal Gold Announces Future Leadership Transition

DENVER, COLORADO.  MAY 1, 2019:  ROYAL GOLD, INC. (NASDAQ: RGLD) (“Royal Gold” or the “Company,” “we” or “our”) announces that Tony Jensen, President and Chief Executive Officer, has advised the Company’s Board of Directors that he plans to retire by the end of the first calendar quarter of 2020.

Mr. Jensen joined Royal Gold as its President and Chief Operating Officer in 2003, was elected a director in 2004, and has served as President and Chief Executive Officer since 2006.  During his tenure, he has led the company to a 13-fold increase in market valuation as well as an 8.5% and 16.5%  compounded annual growth rate in share price appreciation and dividends paid, respectively.

Mr. Jensen expects to devote the bulk of his retirement time to his family and personal interests including various educational and non-profit organizations.  “After 35 years pursuing an immensely gratifying career in the mining business, I look forward to time with my family and focusing energy on supporting others,” stated Mr. Jensen.  “I am proud of all that we have accomplished creating real value for Royal Gold shareholders.  I have total confidence that the management team will continue to grow the Company’s value based on the solid foundation that has been built over Royal Gold’s first 38 years.”

“Tony has made extraordinary contributions to Royal Gold during his tenure, including building an exceptional, well-respected management team,” said Bill Hayes, Chairman.  “On behalf of the Board of Directors, while we will be sorry to see him step down as CEO, we respect Tony’s personal decision and appreciate that he has given us sufficient advance notice to enable us to appoint the best-qualified successor to lead the Company into the future.”

The Royal Gold Board of Directors has appointed its Compensation, Nominating and Governance Committee to manage the process of identifying Mr. Jensen’s successor.

CORPORATE PROFILE

Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties and similar production-based interests.  As of March 31, 2019, the Company owns interests on 191 properties on five continents, including interests on 43 producing mines and 17 development stage projects.  Royal Gold is publicly traded on the Nasdaq Global Select Market under the symbol “RGLD.”  The Company’s website is located at www.royalgold.com.

For further information, please contact:

Alistair Baker

Director, Business Development

(720) 554-6995

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:    With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein.  Such forward-looking statements include but are not limited to statements with regard to:  Mr. Jensen’s plans to retire by the end of the first calendar quarter of 2020;  the quality of the Company’s management team and its ability to grow the Company’s value; and appointment of the best-qualified successor to lead the Company.  Factors that could cause actual results to differ materially from these forward-looking statements include, among others:  management and personnel changes; changes in the skills and qualifications sought for successors to current management;  and the ability of present and future management to successfully manage the business and grow the Company’s value.  These risks and other factors are discussed in more detail in the Company’s public filings with the U.S. Securities and Exchange Commission. Statements made herein are as of the date hereof or as of the date indicated and should not be relied upon as of any subsequent date. The Company’s past performance is not necessarily indicative of its future performance. The Company disclaims any obligation to update any forward-looking statements.